Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this         day of May 2014 (the “Effective Date”), by and among Global Brass and Copper Holdings, Inc., a Delaware corporation (“GBCH”), Global Brass and Copper, Inc., a Delaware corporation (“GBCI” and, together with GBCH, the “Company”), and John J. Wasz (the “Executive”), an individual.

WHEREAS, the Executive currently serves as the President and Chief Operating Officer of GBCH; and

WHEREAS, GBCI and the Executive previously entered into that certain Severance Agreement dated August 31, 2011 (the “Severance Agreement”), and the Company and the Executive now desire to cancel and replace the Severance Agreement with this Employment Agreement; and

WHEREAS, subject to the terms and conditions hereinafter set forth, GBCH and GBCI desire to employ the Executive to serve in the capacity of President and Chief Executive Officer of GBCH and of GBCI, and the Executive desires to accept such employment with GBCH and GBCI on the basis set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Employment and Service. Subject to the terms and conditions set forth in this Agreement, GBCH and GBCI hereby offer and the Executive hereby accepts employment as the President and Chief Executive Officer of GBCH and GBCI, and as an officer or director of any Affiliate of the Company if elected or appointed to any such position by the GBCH Board of Directors (the “Board”) or the board of directors of any such Affiliate, as the case may be. On or before the Effective Date, the Board shall elect the Executive to the Board.

2. Term. Subject to earlier termination or extension as hereinafter provided, the Executive’s employment hereunder shall be for a term of three (3) years, commencing on the Effective Date and ending on 5:00 pm C.S.T. on the third one-year anniversary of the Effective Date (the “Initial Term”). The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless the Company provides Executive, or Executive provides the Company, with written notice to the contrary at least sixty (60) calendar days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Employment Term.” In the event of a “Change in Control” (as such term is defined in the Global Brass and Copper Holdings, Inc. 2013 Omnibus Equity Incentive Plan or any similar or successor plan (the “Omnibus Equity Incentive Plan”)) of the Company during the Employment Term, the Employment Term automatically will be extended until the later of (i) the second anniversary of the Change in Control, or (ii) the scheduled expiration of the then-current Term.

3. Capacity and Performance.

(a) During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of GBCH and of GBCI. The Executive will report directly to the Board.

(b) During the Employment Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates (as defined in Section 12 below) as may be designated from time to time by the Board.

(c) During the Employment Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing or as otherwise provided in Section 8(b) below.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the Employment Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Executive will be entitled to the following:

(a) Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the rate of $725,000 per annum, payable in accordance with the payroll practices of the Company for its executives. Such base salary, as the same may from time to time be increased at the discretion of the Board, is hereafter referred to as the “Base Salary.”

(b) Incentive Bonus Compensation. During the Employment Term, the Executive shall be eligible to participate in the Company’s annual incentive bonus plan which shall include a target bonus for Executive set at 100% of Base Salary (the “Target Bonus”), such percentage being applied on a pro rata basis if the Executive’s Base Salary changes during a particular compensation period. The amount of such bonus, if any, shall be based on achievement of criteria established by the Board and consistent with the business plan of the Company for that year as such business plan is adopted by the Board after consultation with the Executive and such criteria shall be communicated to the Executive in writing within ninety (90) calendar days of the beginning of the fiscal year for which the bonus is measured (each year’s award pursuant to this Section 4(b) shall hereinafter be referred to as the “Bonus”).

(c) Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Omnibus Equity Incentive Plan, subject to and in the sole discretion of the Board.

(d) Vacations. During the Employment Term, the Executive shall be entitled to four (4) weeks of vacation per year, subject to the terms and conditions set forth in the Company’s vacation policy applicable to exempt employees, as amended from time to time.

(e) Other Benefits. During the Employment Term and subject to any contribution therefor generally required from executives of the Company, the Executive shall be entitled to participate in any and all Board-approved employee benefit plans from time to time in effect, including if applicable any (i) health, disability and welfare plans, (ii) life insurance plans, (iii) retirement plans, and (iv) paid-time-off policies, in each case on the same basis as made available to the Company’s senior executives, except to the extent such plans are in a category of benefits otherwise provided to the Executive (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, terminate, add to, or delete any of its employee benefit plans at any time as the Company, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

(g) Relocation. The Executive will be eligible for relocation to the greater Chicago, Illinois metropolitan area under the Company’s Relocation Policy, Homeowner.

(h) Indemnification and Insurance. The Company shall maintain one or more directors’ and officers’ liability insurance policies covering the Executive on the same basis as in effect for other senior executive employees, and shall provide indemnity to the Executive by a separate, written indemnification agreement.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the Employment Term under the following circumstances:

(a) Death. In the event of the Executive’s death during the Employment Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any earned but unpaid Bonus for any calendar or fiscal year preceding the year of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) calendar days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). Except as provided in this Section 5(a), the Company shall have no further obligation to the Executive or the Executive’s heirs hereunder in the event of the Executive’s death.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes incapacitated during the Employment Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position, for ninety (90) consecutive calendar days or an aggregate of one hundred twenty (120) calendar days during any period of three hundred and sixty-five (365) consecutive calendar days (such incapacity is hereinafter referred to as “Disability”). In the event of termination of the Executive by the Company for Disability, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii) The Company may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e) until the termination of his employment. For the avoidance of doubt, such payment of Base Salary shall be offset by payments for disability benefits pursuant to any Company paid short or long-term disability benefit plan, if applicable.

(iii) If any question shall arise as to whether Disability exists during the Employment Term, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to determine whether the Executive is so Disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Base Salary earned but not paid through the date of termination. For purposes of this Agreement, “Cause” shall mean (i) willful failure or refusal to perform the Executive’s duties as President and Chief Executive Officer of the Company after written notice from the Board; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company or an Affiliate that has an adverse effect on the Company or its Affiliates after receipt of at least one warning from the Company; (iii) intentional breach of a written covenant with or written policy of the Company relating to the use and preservation of intellectual property and/or confidentiality; (iv) being impaired by or under the influence of alcohol, illegal drugs, or controlled substances while working or while on the property of the Company or any of its Affiliates; (v) conviction of or plea of nolo contendere to a felony; or (vi) dishonest, disloyal, or illegal conduct or gross misconduct that materially and adversely affects the Executive’s performance or the reputation or business of the Company (it being agreed that a petty offense or a violation of the motor vehicle code shall not constitute Cause) provided, however, that prior to the determination that “Cause” under clause (i), (ii), (iii), (iv), or (vi) of this Section 5(c) has occurred, the Board shall (x) provide to the Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (y) afford the Executive a thirty (30) calendar day opportunity to remedy any such breach, if such breach is capable of being remedied during such thirty (30) calendar day period, and (z) provide Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such “Cause.” Notwithstanding the preceding sentence, the Board may terminate the Executive without any advance notification if the “Cause” event is incapable of reasonably prompt cure or if the Board determines that its fiduciary duty requires such termination. The Board shall make any decision that “Cause” exists in good faith. For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that her/his action or omission was in the best interests of the Company or any successor or affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company, or any successor or affiliate, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company, or any successor or affiliate thereof. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered within six (6) months before or after the employment termination, the Board determines in reasonable good faith, after appropriate investigation and an opportunity for the Executive to be interviewed by a subcommittee of the independent Board members or its representative, that the Executive committed an act during his employment that would have justified a termination for Cause.

(d) By the Company Without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation, and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination and subject to Section 6(d), then the Company shall pay or provide the following: (i) until the conclusion of a period equal to twenty four (24) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination and in accordance with the normal payroll practices of the Company, beginning at the Company’s next regular payroll period, but retroactive to next business day following the date of termination, (ii) the target annual bonus amount established for the Executive under any annual bonus plan, such as the Executive Officers 2013 Annual Incentive Plan or any similar or successor plan providing annual or short-term incentive payments to Executive (the “Bonus Plan”), for the year preceding the Executive’s termination, and (iii) coverage under or equal in value to the Company’s health plan, dental plan, and life insurance plan and coverage to each dependent of the Executive covered under the health plan and dental plan immediately prior to the Executive’s termination on the same terms and conditions as the Company provides such coverages to active employees and dependents and at a cost to the Executive per period of coverage equal to the periodic contribution amount charged to active employees for a period of one (1) year or, if earlier, until Executive secures comparable coverages under comparable terms and conditions under a successor employer’s health and dental plans. If Executive has not secured comparable coverage under a successor employer’s health plan at the end of one year, the Executive’s rights under COBRA shall begin upon the loss of coverage after the one-year continuation described in the preceding sentence. Payments and benefits that do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) calendar days after the conditions of Section 6(d) are satisfied and payments and benefits that are subject to Section 409A shall commence on the sixtieth (60th) calendar day after termination of employment (subject to further delay, if required pursuant to Section 25 below), provided the conditions of Section 6(d) are satisfied. These severance payments and benefits shall be in lieu of any other severance payments or benefits available under any other plan, agreement, or severance policy or procedure of the Company. The severance amount shall be in lieu of and satisfaction of any amount otherwise payable under the Bonus Plan.

(e) By the Executive For Good Reason. Except under the circumstances specified in Sections 5(a), 5(b), 5(c), 5(d), 5(f), and 5(g), the Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means without the Executive’s consent: (i) the Company’s failure to continue Executive in the position of President and Chief Executive Officer, (ii) the requirement that Executive report to an individual or body other than the Board, (iii) a material diminution in the Executive’s position with the Company or the duties and responsibilities associated with such position, or (iv) any material reduction in Executive’s Base Salary, annual Target bonus opportunity, benefits, and annual equity incentive awards in the aggregate, excluding any reduction in Executive’s annual equity incentive awards that (A) is applicable to all similarly situated executives or (B) is ten percent (10%) or less and results from adjustments to the allocation of a fixed pool among similarly situated executives. Notwithstanding the above, the events described in clauses (i) through (iv) above shall not constitute Good Reason unless the Executive notifies the Company in writing within thirty (30) calendar days of the initial event allegedly giving rise to Good Reason and the Company has failed to cure the circumstances allegedly giving rise to Good Reason within thirty (30) calendar days following such notice by the Executive (the “Cure Period”). If the Company fails to cure prior to the expiration of the Cure Period, then the Executive may terminate his employment for Good Reason. For the avoidance of doubt, if the Executive is offered the same position with a successor corporation, the Executive shall not be entitled to terminate his employment for Good Reason and shall not be entitled to any pay or benefits pursuant to this Section 5(e). For the further avoidance of doubt, the Executive hereby acknowledges that as of the date hereof no circumstances exist which entitle the Executive to terminate his employment for Good Reason. In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company without Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement. The parties agree that payment of the amounts specified in Section 5(e) above shall constitute liquidated damages for any default or breach by the Company pursuant to this section and shall satisfy any liability of the Company to the Executive in respect of such default or breach.

(f) By the Executive Without Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) calendar days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(f), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). In such event, the Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(g) Post-Agreement Employment; Non-Renewal of Employment. If the Company timely delivers a notice of non-renewal to the Executive and the Executive terminates his employment within thirty (30) calendar days after the end of the Employment Term, then the termination of the Executive’s employment at the end of the term of this Agreement shall be treated the same as a termination by the Company without Cause under Section 5(d). In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the Employment Term or otherwise, then such employment shall be at will and the terms of such employment and any subsequent termination of employment shall be subject solely to the general employment practices and policies of the Company.

6. Effect of Termination. Except as expressly stated to the contrary, the provisions of this Section 6 shall apply to termination either due to the expiration of the Employment Term, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any amounts and benefits that may be due to the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(e) hereof.

(b) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e), and 5(g), no compensation is earned after termination of the Executive’s employment.

(d) Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any Final Compensation to which the Executive is entitled under this Agreement are conditioned upon and subject to the Executive’s execution and delivery to the Company of an original, signed general waiver and release of claims of the Executive occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”). The Company shall deliver the Release to Executive within ten (10) calendar days of the date Executive’s employment terminates and Executive must deliver to the Company and not revoke an executed and enforceable Release no later than sixty (60) calendar days after the date Executive’s employment terminates (the “Release Deadline”). Payment of the amounts described in Section 5 shall commence no earlier than the date on which Executive delivers to the Company and does not revoke an executed and enforceable release as described herein. Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where Executive’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. As part of the Release, Executive shall affirm that Executive (i) has advised the Company, in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that Executive has not disclosed to the Company.

(e) The Executive shall not, whether in writing or orally, malign, denigrate or disparage the Company or its Affiliates, predecessors, or successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise make any public statements (whether in writing or orally) that tend to portray any of the aforementioned parties in an unfavorable light. The Company shall direct its directors and executive officers not to malign, denigrate or disparage the Executive, or otherwise make any public statements (whether in writing or orally) that tend to portray the Executive in an unfavorable light. Nothing in this Section 6(e) shall or shall be deemed to prevent or impair either party from pleading or testifying, to the extent that he or it reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, or from otherwise complying with legal requirements.

(f) Upon the Executive’s termination of employment for any reason, the Executive shall be deemed to have resigned as of the date of the Executive’s termination of employment from all offices, directorships, and fiduciary positions with the Company, its Affiliates, and employee benefit plans of the Company unless the Executive is affirmatively re-appointed or re-elected to such position as of the date of the Executive’s termination of employment.

(g) In the event of any termination of the Executive’s employment under this Section 6, the Executive shall be under no obligation to seek other employment or otherwise mitigate his damages, and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent employment obtained by Executive, except as provided in Section 5(d).

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 12 below), that the Executive may develop Confidential Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person (as defined in Section 12 below) or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All notes, documents, memoranda, reports, lists, records, tapes, drawings, sketches, specifications, software programs, data, and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Executive’s possession or control.

(c) The Executive agrees to report known or suspected unauthorized disclosures of confidential or proprietary information of the Company by any other person immediately to the General Counsel of the Company.

8. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for twenty four (24) months after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any location where the Company or its Affiliates conducts business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment. Restricted activity includes, without limitation, accepting employment or a consulting position with any direct competitor of the business of the Company or any of its Affiliates. For the purposes of this Section 8, the business of the Company and its Affiliates shall include all Products (as defined in Section 12 below) and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates, except as may be approved from time to time by the Board. The parties agree that the Executive may continue to engage in the board memberships and consulting activities, which are set forth on Exhibit B attached hereto, so long as such engagements do not, and could not reasonably, give rise to a conflict of interests or otherwise interfere with the Executive’s duties and obligations to the Company or any affiliates.

(c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, (i) hire or attempt to hire any employee or consultant of the Company or any of its Affiliates or any Person who was an employee or consultant of the Company or any of its Affiliates at any time during the six (6) months preceding the date of such hire or attempt to hire, (ii) assist in such hiring by any Person, (iii) encourage any such employee or consultant to terminate his/her relationship with the Company or any of its Affiliates, or (iv) solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with the Company or any of its Affiliates or, in the case of a customer, to conduct with any Person any business or activity that such customer conducts or could conduct with the Company or any of its Affiliates.

9. Notification Requirement. The Executive agrees to advise the Company immediately upon securing comparable health and dental plans coverage under comparable terms and conditions under another employer’s health and dental plans at any time during the one (1) year following his employment termination, whereupon the Company will no longer pay the employer portion of the cost of such coverage effective on the start date of other coverage.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that, at the time of reference, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by,” or “under common control with” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) generated or collected by or used in the development, research, testing, production and/or manufacturing processes, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates, (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships, (vi) the Company’s trade secrets, and (vii) information that the Company has received and will receive from third parties, which is confidential or proprietary or is subject to restrictions on the Company regarding its use and disclosure. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, an unincorporated organization, a governmental authority, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(d) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Termination of Severance Agreement. The Severance Agreement entered into by the Company and the Executive dated August 31, 2011, is terminated and cancelled on the Effective Date.

15. Compensation Recovery Policy. Notwithstanding any provision in this Agreement to the contrary, payments under this Agreement will be subject to any Compensation Recovery Policy established by the Company and amended from time to time.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for or concerning this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by United States Certified Mail – Return Receipt Requested and postage prepaid, addressed as follows:

To the Company:

Global Brass and Copper Holdings, Inc.

475 N. Martingale Road, Suite 1050

Schaumburg, IL 60173

Attention: General Counsel

To the Executive:

John J. Wasz

[to be inserted]

With a copy to:

Michael A. Valenti, Esq.

Valenti Hanley & Robinson, PLLC

401 W. Main Street, Suite 1950

Louisville, KY 40202

(502) 568-2100

20. Entire Agreement. This Agreement and the Indemnification Agreement dated April 12, 2013, constitute the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws principles thereof. The parties hereto submit to the in personam jurisdiction of the federal and state courts in the district or county, respectively, in which Schaumburg, Illinois is situate and agree that such courts shall be the sole and exclusive forum for the resolution of any disputes between them.

25. Section 409A.

(a) The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with Section 409A. However, in light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company. Notwithstanding the foregoing, neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c) If and to the extent that more than one payment hereunder shall constitute “deferred compensation” subject to Section 409A, each such payment shall be designated as a separate payment within the meaning of Section 409A.

[Signatures to follow on next page]

IN WITNESS WHEREOF, this Agreement has been executed by the Company’s duly authorized representative and by the Executive as of the date first above written.

JOHN J. WASZ	GLOBAL BRASS AND COPPER, INC.

By:
Name:
Title:

GLOBAL BRASS AND COPPER HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

In connection with the termination of employment of John J. Wasz (the “Executive”) by Global Brass and Copper Holdings, Inc. (“GBCH”) and Global Brass and Copper, Inc. (“GBCI” and, together with GBCH, the “Company”) and pursuant to the employment agreement among the Executive and the Company (the “Employment Agreement”), the Executive agrees as follows:

1. Waiver and Release

(a) As used in this Waiver and Release of Claims (this “Release Agreement”), the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, both known and unknown, in law, equity or otherwise.

(b) For and in consideration of the Severance Benefits described in Section 5 of the Employment Agreement, the Executive, for and on behalf of the Executive and the Executive’s heirs, administrators, executors, and assigns, effective as of the Effective Date of this Release Agreement (as defined below), does fully and forever waive and release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, any of their predecessors and successors and assigns, together with the respective officers, directors, partners, shareholders, employees, members, and agents of each of the foregoing (collectively, the “Group”) from any and all claims that the Executive had, may have had, or now has against the Company, the Group collectively, or any member of the Group individually, for or by reason of any matter, cause, or thing whatsoever, including but not limited to any claim arising out of or attributable to the Executive’s employment or the termination of the Executive’s employment with and service to the Company, and also including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual preference. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the New York Human Rights Law, the New York City Administrative Code, the Illinois or Kentucky human relations act, and all other federal, state, and local labor and anti-discrimination laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.

(c) The Executive specifically releases all claims against the Group and each member thereof under the Age Discrimination in Employment Act of 1967 (the “ADEA”) relating to the Executive’s employment and its termination.

(d) The Executive represents that the Executive has not filed or permitted to be filed against the Group, any member of the Group individually, or the Group collectively, any lawsuit, complaint, charge, proceeding or the like, before any local, state or federal agency, court or other body (each, a “Proceeding”), and the Executive covenants and agrees that the Executive will not do so at any time hereafter with respect to the subject matter of this Release Agreement and claims released pursuant to this Release Agreement (including, without limitation, any claims relating to the termination of the Executive’s employment), except (i) as may be necessary to enforce this Release Agreement or the Executive’s rights to indemnification under that certain Indemnification Agreement dated April 12, 2013, by the Company, (ii) to obtain benefits described in or granted under this Release Agreement, (iii) to seek a determination of the validity of the waiver of the Executive’s rights under the ADEA, or (iv) to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Except as otherwise provided in the preceding sentence, (x) the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding, and will not participate (except as required by law) in any Proceeding of any nature or description against any member of the Group individually or the Group collectively that in any way involves the allegations and facts that the Executive could have raised against any member of the Group individually or the Group collectively as of the date hereof and (y) the Executive waives any right the Executive may have to benefit in any manner from any relief (monetary or otherwise) arising out of any Proceeding.

2. Acknowledgment of Consideration. The Executive is specifically agreeing to the terms of this release because the Company has agreed to pay the Executive money and other benefits to which the Executive was not otherwise entitled under the Company’s policies or under the Employment Agreement (in the absence of providing this release). The Company has agreed to provide this money and other benefits because of the Executive’s agreement to accept it in full settlement of all possible claims the Executive might have or ever had, and because of the Executive’s execution of this Release Agreement.

3. Acknowledgments Relating to Waiver and Release; Revocation Period. The Executive acknowledges that the Executive has read this Release Agreement in its entirety, fully understands its meaning and is executing this Release Agreement voluntarily and of the Executive’s own free will with full knowledge of its significance. The Executive acknowledges and warrants that the Executive has been advised by the Company to consult with an attorney prior to executing this Release Agreement. The offer to accept the terms of the Release Agreement is open for sixty (60) calendar days from the date the Executive receives the Release Agreement. The Executive shall have the right to revoke this Release Agreement for a period of seven (7) calendar days following the Executive’s execution of this Release Agreement, by giving written notice of such revocation to the Company. This Release Agreement shall not become effective until the eighth (8th) day following the Executive’s execution of it (the “Effective Date”).

4. Remedies. The Executive understands and agrees that if the Executive breaches any provisions of this Release Agreement, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any benefits to the Executive under Section 5 of the Employment Agreement, and the Executive shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of the Executive’s rights under the ADEA. In the event the Executive challenges the validity of the waiver and release of the Executive’s rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by the Executive in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of the Executive’s obligations under this Release Agreement, including without limitation, the release of claims in paragraph 1 hereof. The Executive further agrees that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

5. No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group. Neither this Release Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Release Agreement.

6. Governing Law. The terms of this Release Agreement and all rights and obligations of the Parties hereto, including its enforcement, shall be interpreted and governed by the laws of the State of Illinois without regard to the principles of conflicts of laws of the State of Illinois or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Illinois.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite the Executive’s signature below.

DATE	John J. Wasz